December 10, 2015                            Exhibit 16.1

Securities and Exchange Commission
100 F Street, N. E.
Washington D.C. 20549-7561

Dear Sirs:

We have read Item 4.01 (a) and (b) of Jack Henry & Associates, Inc. Form 8-K dated December 7, 2015 and have the following comments:

1.	We agree with the statements made in Paragraph 2, 3, 4, and 5.

2.	We have no basis on which to agree or disagree with the statements made in Paragraph 1 and 6.

Very truly yours,

/s/ Deloitte & Touche LLP